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                                                                    EXHIBIT 12.2

                      SERVICE CORPORATION INTERNATIONAL
  RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                      (Thousands, except ratio amounts)


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
                                       Six Months Ended June 30,                         Years Ended December 31,
                                       -------------------------       ---------------------------------------------------------
                                         1994           1993           1993         1992         1991          1990         1989
                                         ----           ----           ----         ----         ----          ----         ----
Pretax income  . . . . . . . . . . . .  $113,642     $ 88,281        $173,492     $139,336     $108,872     $ 99,432     $ 84,618

Undistributed income of less than
  50% owned equity investees . . . . .      (456)        (259)           (325)        (718)        (252)        (146)         --
Minority interest in income of
  majority owned subsidiaries
  with fixed charges . . . . . . . . .     1,041        1,002           1,938        1,798        1,752        1,334          886
Add fixed charges as adjusted
  (from below) . . . . . . . . . . . .    42,577       37,662          78,841       68,584       59,508       52,845       42,437
                                        --------     --------        --------     --------     --------     --------     --------
                                        $156,804     $126,686        $253,946     $209,000     $169,880     $153,465     $127,941
                                        --------     --------        --------     --------     --------     --------     --------
Fixed charges:
  Interest expense:
  Corporate  . . . . . . . . . . . . .  $ 32,456     $ 28,888        $ 59,631     $ 53,902     $ 42,429     $ 36,095     $ 32,514
  Financial services . . . . . . . . .     4,577        3,598           7,725        5,826        9,453       10,171        3,982
  Capitalized. . . . . . . . . . . . .       355           73             705          481          701          467          445
  Amortization of debt costs . . . . .       140          141             288          328          116          126          138
  1/3 of rental expense. . . . . . . .     5,404        5,035          11,197        8,528        7,510        6,453        5,803
  Preferred dividends (pretax) . . . .       --           --              --           --           --         5,186       10,879
                                        --------     --------        --------     --------     --------     --------     --------
Fixed charges. . . . . . . . . . . . .    42,932       37,735          79,546       69,065       60,209       58,498       53,761

Fixed charges as adjusted:
  Less: Capitalized interest . . . . .      (355)         (73)           (705)        (481)        (701)        (467)        (445)
        Preferred dividend (pretax). .       --           --              --           --           --        (5,186)     (10,879)
                                        --------     --------        --------     --------     --------     --------     --------
  Fixed charges as adjusted. . . . . .  $ 42,577     $ 37,662        $ 78,841     $ 68,584     $ 59,508     $ 52,845     $ 42,437
                                        --------     --------        --------     --------     --------     --------     --------
Ratio (earnings divided by fixed
  charges) . . . . . . . . . . . . . .      3.65         3.36            3.19         3.03         2.82         2.62         2.38
                                        ========     ========        ========     ========     ========     ========     ========
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